CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated September 24, 2014 relating to the financial statements of the BlackRock Science and Technology Trust (the “Trust”), which appears in the Statement of Additional Information in the earlier pre-effective registration statement of the Trust on Form N-2 (File Nos. 333-198193 and 811-22991), which in turn is incorporated in this registration statement on Form N-2 by reference. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which also appears in the earlier pre-effective registration statement of the Trust on Form N-2 (File Nos. 333-198193 and 811-22991).

Philadelphia, Pennsylvania

October 28, 2014